Exhibit 99.1

NEWS RELEASE

1901 Chouteau Avenue :St. Louis, MO 63103: Ameren.com

Contacts	Media Susan Gallagher (314) 554-2175 sgallagher@ameren.com	Analysts Doug Fischer (314) 554-4859 dfischer@ameren.com	Investors Investor Services 800-255-2237 invest@ameren.com

For Immediate Release

Ameren Announces First Quarter 2011 Earnings

2011 Earnings Guidance Reaffirmed

•	First Quarter 2011 GAAP EPS Were $0.29

•	First Quarter 2011 Core (Non-GAAP) EPS Were $0.25

•	2011 GAAP and Core (Non-GAAP) EPS Guidance Range of $2.20 to $2.60 Reaffirmed

ST. LOUIS, MO., May 5, 2011 — Ameren Corporation (NYSE: AEE) today announced first quarter 2011 net income in accordance with generally accepted accounting principles (GAAP) of $71 million, or 29 cents per share, compared to first quarter 2010 GAAP net income of $102 million, or 43 cents per share. Excluding certain items that are discussed below, Ameren recorded first quarter 2011 core (non-GAAP) net income of $60 million, or 25 cents per share, compared to first quarter 2010 core (non-GAAP) net income of $95 million, or 40 cents per share.

The decline in first quarter 2011 core (non-GAAP) earnings, compared to first quarter 2010 core (non-GAAP) earnings, was primarily the result of reduced margins in the merchant generation segment and increased storm-related expenses for Ameren Missouri and Ameren Illinois. Other factors causing reduced core (non-GAAP) earnings included lower capitalized financing costs and a decline in electricity and natural gas sales to native load customers. Kilowatthour (KWh) sales to residential and commercial customers, both of which are temperature-sensitive, declined 4%, while KWh sales to industrial customers rose 7%, reflecting economic growth. First quarter 2011 temperatures were milder than those in the first quarter of 2010. Core (non-GAAP) earnings were also adversely affected by a higher effective income tax rate due to an increased income tax rate in Illinois, among other things. Factors favorably contributing to first quarter 2011 core (non-GAAP) earnings, compared to first quarter 2010 core (non-GAAP) earnings, included lower interest expense and 2010 electric rate changes in Missouri and Illinois.

NEWS RELEASE

“Our first quarter 2011 core earnings results were on track with our expectations despite being lower than those of last year’s first quarter,” said Thomas R. Voss, chairman, president and chief executive officer of Ameren Corporation. “As a result, today, we are reaffirming our GAAP and core earnings guidance of $2.20 to $2.60 per share for this year. In addition, we continue to expect free cash flow to be positive in 2011.”

Ameren calculates free cash flow by subtracting its cash flows from investing activities (which include capital expenditures), dividends and net advances for construction, from its cash flows from operating activities.

“We continue to position our company for long-term success,” Voss added. “We are doing so by maintaining a sharp focus on customer satisfaction and by managing our costs in a disciplined manner. We remain committed to seeking utility rates and constructive regulatory frameworks that allow us to recover our costs and that provide an opportunity to earn a fair return on our investments. Further, we are dedicated to aligning our overall spending consistent with regulatory outcomes.”

The following items were excluded from first quarter 2011 and 2010 core (non-GAAP) earnings, as applicable:

•

The net effect of unrealized mark-to-market activity, primarily related to non-qualified power and fuel-related hedges, which increased net income by $11 million and $20 million in the first quarters of 2011 and 2010, respectively; and

•	A charge for the impact on deferred taxes of changes in federal healthcare laws, which reduced net income by $13 million in the first quarter of 2010.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	First Quarter
	2011	2010
GAAP earnings per share	$0.29	$0.43
Net unrealized mark-to-market gains	(0.04)	(0.09)
Charge for deferred tax impact of changes in federal healthcare laws	—	0.06
Core (non-GAAP) earnings per share	$0.25	$0.40

NEWS RELEASE

2011 Earnings Guidance

Ameren continues to expect 2011 GAAP and core (non-GAAP) earnings to be in the range of $2.20 to $2.60 per share. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses for the full year. Core (non-GAAP) earnings and guidance exclude any net unrealized mark-to-market gains or losses.

Ameren also continues to expect its business segments to provide the following contributions to 2011 GAAP and core (non-GAAP) earnings per share:

Ameren Missouri and Ameren Illinois Segments	$2.05 - $2.30
Merchant Generation Segment	0.15 - 0.30
2011 GAAP and Core (Non-GAAP) Earnings Guidance Range	$2.20 - $2.60

Ameren’s earnings guidance for 2011 assumes normal weather for the balance of the year. In addition, Ameren’s future results are subject to the effects of, among other things, regulatory decisions and legislative actions; plant operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment first quarter 2011 core (non-GAAP) earnings were $21 million, compared to first quarter 2010 core (non-GAAP) earnings of $32 million. The decline in core (non-GAAP) earnings was primarily due to increased storm-related expenses, lower capitalized financing costs and reduced electricity sales. Factors favorably impacting first quarter 2011 core (non-GAAP) earnings included lower interest expense, new electric rates effective in June 2010 and lower plant operations and maintenance expenses. First quarter 2011 GAAP earnings were $21 million, compared to first quarter 2010 GAAP earnings of $27 million. The GAAP earnings comparison was affected by the factors mentioned above and a first quarter 2010 charge for the impact on deferred taxes of changes in federal healthcare laws. The GAAP earnings comparison was also affected by a gain from net unrealized mark-to-market activity in the first quarter of 2010.

NEWS RELEASE

Ameren Illinois Segment Results

Ameren Illinois segment first quarter 2011 core (non-GAAP) earnings were $33 million, compared to first quarter 2010 core (non-GAAP) earnings of $37 million. The decline in core (non-GAAP) earnings was primarily the result of a change in the mix of electricity sales and increased storm-related expenses. Factors favorably impacting core (non-GAAP) earnings included new electric rates effective in 2010. First quarter 2011 GAAP earnings were $33 million, compared to first quarter 2010 GAAP earnings of $35 million. The GAAP earnings comparison was affected by the factors mentioned above and a first quarter 2010 charge for the impact on deferred taxes of changes in federal healthcare laws.

Merchant Generation Segment Results

Merchant generation segment first quarter 2011 core (non-GAAP) earnings were $11 million, compared to first quarter 2010 core (non-GAAP) earnings of $29 million. The decline in core (non-GAAP) earnings was primarily due to lower realized power prices and higher fuel and related transportation costs. Core (non-GAAP) earnings were also adversely affected by a higher effective income tax rate reflecting an increased income tax rate in Illinois. Factors favorably impacting first quarter 2011 core (non-GAAP) earnings included reduced financing costs. First quarter 2011 GAAP earnings were $20 million, compared to first quarter 2010 GAAP earnings of $44 million. The GAAP earnings comparison was affected by the factors mentioned above and by a reduced gain from net unrealized mark-to-market activity in the first quarter of 2011, compared to the first quarter of 2010. The GAAP earnings comparison was also affected by a first quarter 2010 charge for the impact on deferred taxes of changes in federal healthcare laws.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Thursday, May 5, to discuss first quarter 2011 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q1 2011 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from May

NEWS RELEASE

5 through May 12, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 371539.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: net unrealized mark-to-market gains or losses and a charge for the deferred tax impact of federal healthcare laws. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core (non-GAAP) earnings allow the company to more accurately compare its ongoing performance across periods.

In this release, Ameren has also discussed free cash flow, which is a non-GAAP measure. Ameren calculates free cash flow by subtracting its cash flows from investing activities (which include capital expenditures), dividends on common stock, dividends paid to noncontrolling interest holders and advances received for construction, net of repayments, from its cash flows from operating activities. Ameren uses free cash flow internally and when communicating with analysts and investors to measure its ability to generate cash.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2010, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of the pending Ameren Missouri electric rate proceeding and the Ameren Illinois electric and natural gas rate proceedings; the court appeals related to Ameren Missouri’s 2009 and 2010 electric rate orders and the court appeals related to Ameren Illinois’ 2010 electric and natural gas rate order; the Missouri Public Service Commission’s fuel and purchased power cost recovery mechanism prudence review and future appeals; and future regulatory, judicial, or legislative actions that seek to limit or reverse rate increases;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

NEWS RELEASE

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs through our regulatory frameworks;

•	the effects of our and other members’ participation in, or potential withdrawal from, the Midwest Independent Transmission System Operator, Inc. (MISO) and the effects of new members joining MISO;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•	disruptions of the capital markets or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission and distribution asset construction, installation, performance, and cost recovery;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric plant incident;

•

the extent to which Ameren Missouri is permitted by its regulators to recover in rates (i) certain of the Taum Sauk rebuild costs not covered by insurance, (ii) investments made in connection with a proposed second unit at its Callaway nuclear plant and (iii) investments to install scrubbers at its Sioux plant;

•	impairments of long-lived assets, intangible assets, or goodwill;

•

operation of Ameren Missouri’s nuclear power facility, including planned and unplanned outages, decommissioning costs and potential increased costs as a result of recent nuclear-related developments in Japan;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•	the completion of Ameren Energy Generating Company’s sale of its Columbia gas turbine facility to the city of Columbia, Missouri;

•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, other emissions, and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by our facilities or required to satisfy energy sales made by us;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

NEWS RELEASE

# # #

With assets of $23 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric generating plants strategically located in our Midwest market, with a generating capacity of more than 16,600 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and nearly 1 million natural gas customers in a 64,000-square-mile area. Our mission is to meet their energy needs in a safe, reliable, efficient and environmentally responsible manner. For more information, visit Ameren.com.

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended March 31,
	2011	2010

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,849	4,056
Commercial	3,525	3,535
Industrial	2,067	2,006
Other	115	647

Native load subtotal	9,556	10,244
Off-system sales	2,867	2,074

Subtotal	12,423	12,318

Ameren Illinois
Residential
Power supply and delivery service	3,143	3,226
Commercial
Power supply and delivery service	959	1,220
Delivery service only	1,873	1,800
Industrial
Power supply and delivery service	359	233
Delivery service only	2,728	2,561
Other	138	144

Native load subtotal	9,200	9,184

Merchant Generation
Non-affiliate energy sales	7,435	6,916
Affiliate native energy sales	—	615

Subtotal	7,435	7,531

Eliminate affiliate sales	—	(615)
Eliminate Illinois Regulated/Merchant Generation common customers	(1,243)	(1,153)

Ameren Total	27,815	27,265

Electric Revenues (in millions):
Ameren Missouri
Residential	$279	$239
Commercial	216	178
Industrial	88	72
Other	24	44

Native load subtotal	607	533
Off-system sales	95	74

Subtotal	$702	$607

Ameren Illinois
Residential
Power supply and delivery service	$295	$302
Commercial
Power supply and delivery service	80	112
Delivery service only	31	29
Industrial
Power supply and delivery service	16	15
Delivery service only	10	8
Other	10	35

Native load subtotal	$442	$501

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended March 31,
	2011	2010
Merchant Generation
Non-affiliate energy sales	$328	$318
Affiliate native energy sales	46	73
Other	4	37

Subtotal	$378	$428

Eliminate affiliate revenues	(52)	(81)

Ameren Total	$1,470	$1,455

Electric Generation - megawatthours (in millions):
Ameren Missouri	12.7	12.3
Merchant Generation
Ameren Energy Generating Company (Genco)	5.2	5.5
AmerenEnergy Resources Generating Company (AERG)	1.8	2.0
AmerenEnergy Medina Valley Cogen, L.L.C.	0.1	—

Subtotal	7.1	7.5

Ameren Total	19.8	19.8

Fuel Cost per kilowatthour (cents)
Ameren Missouri	1.501	1.388
Merchant Generation	2.379	2.209

Gas Sales - decatherms (in thousands)
Ameren Missouri	5,863	6,249
Ameren Illinois	42,442	45,664
Other	—	299

Ameren Total	48,305	52,212

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$21	$27
Ameren Illinois	33	35
Merchant Generation	20	44
Other	(3)	(4)

Ameren Total	$71	$102

	March 31, 2011	December 31, 2010
Common Stock:
Shares outstanding (in millions)	241.1	240.4
Book value per share	$32.05	$32.15

Capitalization Ratios:
Common equity	51.8%	51.3%
Preferred stock	1.0%	0.9%
Debt, net of cash	47.2%	47.8%

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,

	2011	2010

Operating Revenues:
Electric	$1,470	$1,455
Gas	434	485

Total operating revenues	1,904	1,940

Operating Expenses:
Fuel	379	293
Purchased power	227	271
Gas purchased for resale	288	333
Other operations and maintenance	463	437
Depreciation and amortization	195	187
Taxes other than income taxes	125	121

Total operating expenses	1,677	1,642

Operating Income	227	298

Other Income and Expenses:
Miscellaneous income	16	22
Miscellaneous expense	5	7

Total other income	11	15

Interest Charges	119	132

Income Before Income Taxes	119	181

Income Taxes	45	75

Net Income	74	106

Less: Net Income Attributable to Noncontrolling Interests	3	4

Net Income Attributable to Ameren Corporation	$71	$102

Earnings per Common Share - Basic and Diluted	$0.29	$0.43

Average Common Shares Outstanding	240.6	237.6

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	March 31, 2011	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$573	$545
Accounts receivable - trade, net	517	500
Unbilled revenue	310	406
Miscellaneous accounts and notes receivable	291	231
Materials and supplies	572	707
Mark-to-market derivative assets	137	129
Current regulatory assets	215	267
Other current assets	100	109

Total current assets	2,715	2,894

Property and Plant, Net	17,888	17,853
Investments and Other Assets:
Nuclear decommissioning trust fund	353	337
Goodwill	411	411
Intangible assets	7	7
Regulatory assets	1,217	1,263
Other assets	738	750

Total investments and other assets	2,726	2,768

TOTAL ASSETS	$23,329	$23,515

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$155	$155
Short-term debt	334	269
Accounts and wages payable	401	651
Taxes accrued	134	63
Interest accrued	153	107
Customer deposits	100	100
Mark-to-market derivative liabilities	126	161
Current regulatory liabilities	140	99
Other current liabilities	294	283

Total current liabilities	1,837	1,888

Credit Facility Borrowings	270	460
Long-term Debt, Net	6,853	6,853
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,938	2,886
Accumulated deferred investment tax credits	88	90
Regulatory liabilities	1,371	1,319
Asset retirement obligations	482	475
Pension and other postretirement benefits	1,057	1,045
Other deferred credits and liabilities	553	615

Total deferred credits and other liabilities	6,489	6,430

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,540	5,520
Retained earnings	2,203	2,225
Accumulated other comprehensive loss	(20)	(17)

Total Ameren Corporation stockholders’ equity	7,725	7,730
Noncontrolling Interests	155	154

Total equity	7,880	7,884

TOTAL LIABILITIES AND EQUITY	$23,329	$23,515

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31,
	2011	2010

Cash Flows From Operating Activities:
Net income	$74	$106
Adjustments to reconcile net income to net cash provided by operating activities:
Net mark-to-market gain on derivatives	(16)	(31)
Depreciation and amortization	196	190
Amortization of nuclear fuel	17	13
Amortization of debt issuance costs and premium/discounts	5	9
Deferred income taxes and investment tax credits, net	62	70
Other	(3)	(8)
Changes in assets and liabilities:
Receivables	17	40
Materials and supplies	135	148
Accounts and wages payable	(221)	(181)
Taxes accrued	71	40
Assets, other	39	(32)
Liabilities, other	80	9
Pension and other postretirement benefits	28	30
Counterparty collateral, net	70	(23)

Net cash provided by operating activities	554	380

Cash Flows From Investing Activities:
Capital expenditures	(227)	(289)
Nuclear fuel expenditures	(18)	(23)
Purchases of securities - nuclear decommissioning trust fund	(91)	(60)
Sales of securities - nuclear decommissioning trust fund	87	56
Other	(1)	(1)

Net cash used in investing activities	(250)	(317)

Cash Flows From Financing Activities:
Dividends on common stock	(93)	(91)
Dividends paid to noncontrolling interest holders	(2)	(2)
Short-term and credit facility borrowings, net	(125)	(220)
Issuances of common stock	17	20
Generator advances for construction refunded, net of receipts	(73)	(32)

Net cash used in financing activities	(276)	(325)

Net change in cash and cash equivalents	28	(262)
Cash and cash equivalents at beginning of year	545	622

Cash and cash equivalents at end of period	$573	$360